Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-173076) and the Registration Statements on Form S-8 (File Nos. 333-162185 and 333-175569) of EPL Oil & Gas, Inc. of (a) all references to our firm and (b) our reserve report, and all references thereto, dated effective January 1, 2013 included in or made a part of EPL Oil & Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

W.D. Von Gonten & Co.

By:	/s/ W.D. Von Gonten, Jr.
Name: W.D. Von Gonten, Jr.
Title: President

Houston, Texas

October 25, 2013